EXHIBIT 10.5

                        CORPORATE GUARANTEE OF GUARANTOR

         Reference is made to the 8% Notes dated at or about April 20, 2005 (the "Notes") made by Bronco Coal Company, a Utah corporation ("Borrower") given to Longview Fund, LP, Longview Equity Fund, LP, and Longview International Equity Fund, LP (collectively "Lenders"). The Notes are described in a certain Subscription Agreement dated at or about the date of this Guarantee among the Lenders, and Bronco Energy Fund, Inc., a Nevada corporation ("Guarantor"). Borrower is a wholly-owned subsidiary of Guarantor.

         To induce the Lenders to make the loans to the Company contemplated by the Subscription Agreement, the Guarantor hereby unconditionally personally guarantees to the Lenders the timely and full fulfillment of the Obligations of the Company under the Notes.

         The guaranty provided by the Guarantor hereby is referred to as the "Guarantee."

         The Guarantor agree that the Lenders may proceed against Guarantor alone on account of this Guarantee without any obligation to proceed against any other or to exhaust any remedies against the Borrower or against any other person.

         Guarantor represents to the Lenders that Guarantor has determined that it is in Guarantor's best interests to execute and deliver this Guarantee.

         Guarantor represents to the Lender that this Guarantee is the valid and binding agreement of the Guarantor, enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

         Guarantor acknowledges that Guarantor is aware that Lenders are explicitly relying on the execution and delivery of this Guarantee by Guarantor and on the enforceability of this Guarantee against such Guarantor in making the determination to enter into the Subscription Agreement, extend the loans and to consummate the transactions contemplated in the Transaction Documents (as defined in the Subscription Agreement).

         This Guarantee shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Exclusive jurisdiction relating to this Guarantee shall vest in courts located in New York State.

         IN WITNESS WHEREOF, Guarantor has executed and delivered this Guarantee as of the 14th day of April, 2005.

                                                   BRONCO ENERGY FUND, INC.

                                                  By: /s/ Dan Baker, President
STATE OF UTAH              )
COUNTY OF                  ) ss.:

         On April 14, 2005 before me personally came Dan Baker to me known, who, by me duly sworn, did depose and say that deponent maintains an office at 2920
N. Swan Road, Suite 206, Tucson, Arizona 85712, and that deponent is the President of Bronco Energy Fund, Inc., the corporation described in, and which executed the foregoing Guarantee.

                                  /s/ Julie G. McKenzie
                                  Notary Public
                                  My commission expires August 23, 2005